Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lonestar Resources US Inc.

Fort Worth, TX

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-219759) on Form S-8 and the Registration Statement (No. 333-221392) on Form S-3 of Lonestar Resources US Inc. of our report dated July 10, 2017, relating to the statement of revenue and direct operating expenses of certain oil and natural gas properties of SN Marquis, LLC, for the year ended December 31, 2016, which appears in the Current Report on Form 8-K of Lonestar Resources US Inc., filed with the SEC on July 10, 2017.

/s/ BDO USA, LLP

Dallas, Texas

December 14, 2017